Riley Permian Reports Calendar Third Quarter 2022 Financial and Operating Results

OKLAHOMA CITY, November 14, 2022 -- Riley Exploration Permian, Inc. (NYSE American: REPX) ("Riley Permian" or the "Company"), today reported financial and operating results for the third quarter ended September 30, 2022.

HIGHLIGHTS FOR THE THIRD QUARTER ENDING SEPTEMBER 30, 2022

•Averaged oil production of 9.4 MBbls per day, which exceeds the high end of guidance and represents an increase of 36% as compared year-over-year to the third quarter 2021 and an increase of 13% as compared quarter-over-quarter to the second quarter 2022
•Began water injection on our EOR project during the third quarter and CO2 injection during the fourth quarter
•Reported net income of $60 million, which includes $35 million of non-cash gain on derivative contracts and income from operations of $59 million
•Generated $51 million of Adjusted EBITDAX(1) and $55 million of operating cash flow, representing an increase of 14% and 25%, respectively, over the prior quarter
•Incurred total accrual (activity-based) capital expenditures of $37 million and total cash capital expenditures of $35 million
•Paid dividends of $0.31 per share for a total of $6 million during the third quarter and paid dividends of $0.34 per share in the fourth quarter
•Completed change in fiscal year end to December 31st from September 30th

“During our calendar third quarter, we generated several record-high metrics, including oil and total production, cash flow from operations and earnings per share,” said Riley Permian Chairman and CEO, Bobby Riley. “We continue to benefit from a decreased impact of financial hedges this quarter, relative to prior quarters and to 2021, and we see a continuation of that trend into 2023. Like others in our industry, we continue to manage a number of operational challenges, including variable service company availability, slower inventory procurement and generally increasing costs. We’re pleased with the water injection phase of our EOR project and excited to have recently begun CO2 injection. Based on the strength of our results this year, we raised the dividend by ten percent, as declared in October 2022. Our liquidity profile also strengthened with the combination of lower borrowings on our credit facility and an increased borrowing base.”

___________________
(1)See non-GAAP financial measures section for definition and reconciliation.

Selected Operating and Financial Data
(Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Select Financial Data (in thousands):
Oil and natural gas sales, net	$87,471	$87,781	$48,014	$241,897	$126,222
Net income (loss)	$59,817	$38,555	$15,654	$91,204	$(57,725)
Adjusted EBITDAX(1)	$51,240	$44,797	$24,505	$130,520	$70,206

Production Data, net:
Oil (MBbls)	866	761	639	2,301	1,793
Natural gas (MMcf)	985	572	807	2,239	2,141
Natural gas liquids (MBbls)	140	70	109	303	306
Total (MBoe)	1,170	926	882	2,977	2,456

Daily combined volumes (Boe/d)	12,717	10,176	9,581	10,903	8,997
Daily oil volumes (Bbls/d)	9,413	8,363	6,940	8,428	6,569

Average Realized Prices:
Oil ($ per Bbl)	$92.40	$108.41	$68.95	$97.74	$63.76
Natural gas ($ per Mcf)	4.28	4.98	2.36	3.95	3.45
Natural gas liquids ($ per Bbl)	23.13	34.71	19.16	26.89	14.79
Total average price ($ per Boe)	$74.76	$94.80	$54.46	$81.26	$51.39

Average Realized Prices, including the effects of derivative settlements(2):
Oil ($ per Bbl)	$75.80	$77.31	$52.30	$73.63	$51.97
Natural gas ($ per Mcf)	1.57	1.29	1.69	1.40	3.28
Natural gas liquids ($ per Bbl)(3)	23.13	34.71	19.16	26.89	14.79
Total average price ($ per Boe)	$60.20	$66.97	$41.79	$60.69	$42.65

Cash Costs ($ per Boe)(1)	$16.98	$19.63	$15.38	$17.65	$15.51
Cash Margin ($ per Boe)(1)	$57.78	$75.17	$39.08	$63.61	$35.88
Cash Margin, including derivative settlements ($ per Boe)(1)	$43.22	$47.34	$26.41	$43.04	$27.14

_____________________
(1)See non-GAAP financial measures section for definition and reconciliation.
(2)The Company's calculation of the effects of derivative settlements includes losses on the settlement of its commodity derivative contracts. These losses are included under other income (expense) on the Company’s condensed consolidated statements of operations.
(3)During the periods presented, the Company did not have any NGL derivative contracts in place.

OPERATIONS AND DEVELOPMENT ACTIVITY UPDATE
Riley Permian averaged oil production of 9.4 MBbls per day for the three months ended September 30, 2022, representing an increase of 36% as compared year-over-year to the third quarter 2021 and 13% as compared quarter-over-quarter to the second quarter 2022. The Company averaged total equivalent production of 12.7 MBoe per day for the three months ended September 30, 2022, an increase of 33% as compared to the same period in 2021 and 25% as compared to the prior quarter. Natural gas and NGL volumes increased quarter-over-quarter at a higher rate than oil volumes due to the additions in plant processing capacity by our midstream counterparty.

The Company turned to sales 7 gross (4.2 net) horizontal wells during the third quarter and 14 gross (10.8 net) horizontal well during the nine months ended September 30, 2022. On its EOR pilot project, the Company began water injection, and, subsequent to quarter end, in November 2022, the Company began CO2 injection.

The Company incurred $37 million in total accrued capital expenditures for the three months ended September 30, 2022, which compares to the Company’s previously released guidance of $28 million to $34 million. Overages on accrued capital expenditures compared to guidance are primarily related to higher than anticipated costs, additional capital workovers and increased leasehold acquisitions. During the quarter, the average completed lateral length on operated horizontal wells turned to sales was approximately 7,800 feet, which is a 10% increase in average completed lateral length per well quarter-over-quarter, with drilling and completion costs remaining relatively flat quarter-over-quarter for similar type wells. On a cash basis, the Company had total capital expenditures of $35 million for the three months ended September 30, 2022.

FINANCIAL RESULTS
For the three months ended September 30, 2022, the Company reported net income of $60 million and operating income of $59 million. The Company generated Adjusted EBITDAX(1) of $51 million, operating cash flow of $55 million and Free Cash Flow(1) of $15 million.

For the nine months ended September 30, 2022, the Company reported net income of $91 million and operating income of $163 million. The Company generated Adjusted EBITDAX(1) of $131 million, operating cash flow of $130 million and Free Cash Flow(1) of $41 million. The pattern of the Company’s development activity affects cash capital expenditures and may continue to cause fluctuations in Free Cash Flow(1) from quarter to quarter with longer periods more representative of Free Cash Flow(1) generation potential than an individual quarter.

Third quarter 2022 average realized prices, before derivative settlements were $92.40 per barrel of oil, $4.28 per Mcf of natural gas and $23.13 per barrel of natural gas liquids, resulting in a total equivalent price, before derivative settlements, of $74.76 per Boe. Adjusted for derivative settlements, total equivalent price was $60.20 per Boe, corresponding to realized derivative settlement losses of $14.56 per Boe or $17 million. The Company reported an $18 million gain on derivatives, which includes $17 million loss on settlements and $35 million non-cash gain due to changes in the fair value of derivatives. Total oil and natural gas sales revenue net of derivative settlements was $70 million, an increase of $8 million or 14% over the second quarter of 2022. Year-over-year, total oil and natural gas sales revenue net of derivative settlements increased 91%.

Riley Permian's total Cash Costs(1) for the third quarter of 2022 were $20 million, representing an increase of 9% compared to the second quarter of 2022, which is less than the increase in production. Lease operating expense (“LOE”) was $8.8 million, corresponding to approximately the mid-point of guidance and a 9% increase quarter-over-quarter. Cash G&A expense(1) was $4.6 million, which was within guidance, and interest expense was $0.6 million.

During the third quarter 2022, the Company paid common dividends of $0.31 per share or $6 million. Subsequent to the quarter end, the Company raised the dividend by 10% to $0.34 per share, which was paid in November 2022.

As of September 30, 2022, the Company had $48 million drawn on its credit facility, reflecting a paydown of $13 million during the third quarter. In October 2022, the Company completed an amendment to its credit facility which increased the borrowing base from $200 million to $225 million.

__________________
(1)See non-GAAP financial measures section for definition and reconciliation.

FOURTH QUARTER 2022 OUTLOOK AND GUIDANCE
Based on currently scheduled development activity, the Company forecasts fourth quarter 2022 oil production to average 9.4 MBbls per day to 9.9 MBbls per day, with the midpoint average representing 2.5% quarter-over-quarter growth and 33% year-over-year growth. Based on estimates of available gas processing capacity, we forecast total equivalent production to average 12.6 MBoe per day to 13.2 MBoe per day for the fourth quarter.

The Company forecasts fourth quarter 2022 LOE of approximately $9.0 million to $10.5 million and Cash G&A expenses(1) of approximately $4.7 million to $5.2 million. The Company reported an effective tax rate of 21.6% based on taxable income estimates for the nine months ended September 30, 2022 and is forecasting cash income taxes of $3.0 million to $5.0 million, representing estimated federal and state tax payments that will be paid during the fourth quarter, based on forecasted 2022 taxable income.

Based on current market conditions, management forecasts accrual basis capital expenditures of $35.0 million to $41.0 million for the fourth quarter 2022, excluding amounts for corporate or land acquisitions or other opportunistic investments.

___________________
(1)See non-GAAP financial measures section for definition.

CONFERENCE CALL
Riley Permian management will host a conference call for investors and analysts on November 15, 2022 at 10:00 a.m. CT to discuss the Company's results. Interested parties are invited to participate by calling:
•U.S./Canada Toll Free, (888) 330-2214
•International, +1 (646) 960-0161
•Conference ID number 5405646

An updated company presentation, which will include certain items to be discussed on the call, will be posted prior to the call on the Company's website (www.rileypermian.com). A replay of the call will be available until November 29, 2022 by calling:
•(800) 770-2030 or (647) 362-9199
•Conference ID number 5405646

About Riley Exploration Permian, Inc.
Riley Permian is a growth-oriented, independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and natural gas liquids. For more information, please visit www.rileypermian.com.

Investor Contact:
Rick D'Angelo
405-438-0126
IR@rileypermian.com

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, need for financing, competitive position and potential growth opportunities. Our forward-looking statements do not consider the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “should,” “anticipates,” “expects,” “could,” “plans,” “estimates,” “projects,” “targets,” “forecasts” or comparable terminology or by discussions of strategy or trends. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements.
Among the factors that could cause actual future results to differ materially are the risks and uncertainties the Company is exposed to. While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to: the volatility of oil, natural gas and NGL prices; the scope, duration, and reoccurrence of any epidemics or pandemics (including, specifically, the coronavirus disease 2019 (“COVID-19”) pandemic and any related variants), including reactive or proactive measures taken by governments, regulatory agencies and businesses related to the pandemic, and the effects of COVID-19 on the oil and natural gas industry, pricing and demand for oil and natural gas and supply chain logistics; regional supply and demand factors, any delays, curtailment delays or interruptions of production, and any governmental order, rule or regulation that may impose production limits; cost and availability of gathering, pipeline, refining, transportation and other midstream and downstream activities; severe weather and other risks that lead to a lack of any available markets; our ability to successfully complete mergers, acquisitions and divestitures; the risk that the Company's EOR project may not perform as expected or produce the anticipated benefits; risks relating to our operations, including development drilling and testing results and performance of acquired properties and newly drilled wells; any reduction in our borrowing base on our revolving credit facility from time to time and our ability to repay any excess borrowings as a result of such reduction; the impact of our derivative strategy and the results of future settlement; our ability to comply with the financial covenants contained in our credit agreement; conditions in the capital, financial and credit markets and our ability to obtain capital needed for development and exploration operations on favorable terms or at all; the loss of certain tax deductions; risks associated with executing our business strategy, including any changes in our strategy; inability to prove up undeveloped acreage and maintain production on leases; risks associated with concentration of operations in one major geographic area; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions, and disposal of produced water, which may be negatively impacted by regulation or legislation; the ability to receive drilling and other permits or approvals and rights-of-way in a timely manner (or at all), which may be restricted by governmental regulation and legislation; risks related to litigation; evolving geopolitical and military hostilities in other areas of the world; and cybersecurity threats, technology system failures and data security issues. Additional factors that could cause results to differ materially from those described above can be found in Riley Permian’s Annual Report on Form 10-K for the year ended September 30, 2021 filed with the SEC and available from the Company’s website at www.rileypermian.com under the “Investor” tab, and in other documents the Company files with the SEC.

The forward-looking statements in this press release are made as of the date hereof and are based on information available at that time. The Company does not undertake, and expressly disclaims, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

Cautionary Statement Regarding Guidance

The estimates and guidance presented in this release are based on assumptions of current and future capital expenditure levels, prices for oil, natural gas and NGLs, available liquidity, indications of supply and demand for oil, well results, and operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable as of the date on which they are made, they are inherently uncertain and are subject to, among other things, significant business, economic, operational, and regulatory risks, and uncertainties, some of which are not known as of the date of the statement. Guidance and estimates, and the assumptions on which they are based, are subject to material revision. Actual results may differ materially from estimates and guidance. Please read the "Cautionary Statement Regarding Forward Looking Information" section above, as well as "Risk Factors" in our annual report on Form 10-K and our quarterly reports on Form 10-Q, which are incorporated herein.

Cautionary Statement Regarding Reserves

The reserves information as of September 30, 2022 in this press release, including standardized measure of future discounted cash flows and PV-10 value(1) are preliminary estimates that have not been audited or reviewed by Netherland, Sewell & Associates, Inc. or BDO USA, LLP and are subject to material revision. These are estimates that should not be regarded as a representation. Investors should not place undue reliance on these estimates.

Source: Riley Exploration Permian, Inc.

_________________
(1)See non-GAAP financial measures section for definition and reconciliation.

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited)
	September 30, 2022	December 31, 2021
	(In thousands, except share amounts)
Assets
Current Assets:
Cash and cash equivalents	$17,908	$8,317
Accounts receivable	27,463	18,002
Prepaid expenses and other current assets	3,377	4,902
Current derivative assets	1,607	83
Total current assets	50,355	31,304
Oil and natural gas properties, net (successful efforts)	431,067	359,131
Other property and equipment, net	4,822	3,174
Non-current derivative assets	—	267
Other non-current assets, net	4,307	2,293
Total Assets	$490,551	$396,169
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$10,854	$7,737
Accounts payable - related parties	122	164
Accrued liabilities	28,785	12,874
Revenue payable	17,768	11,370
Current derivative liabilities	22,529	30,984
Other current liabilities	3,003	947
Total Current Liabilities	83,061	64,076
Non-current derivative liabilities	2,423	9,515
Asset retirement obligations	2,689	2,261
Revolving credit facility	48,000	65,000
Deferred tax liabilities	40,586	17,384
Other non-current liabilities	1,138	95
Total Liabilities	177,897	158,331
Commitments and Contingencies
Shareholders' Equity:
Preferred stock, $0.0001 par value, 25,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 240,000,000 shares authorized; 20,181,872 and 19,836,885 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	20	20
Additional paid-in capital	273,821	271,737
Retained earnings (Accumulated deficit)	38,813	(33,919)
Total Shareholders' Equity	312,654	237,838
Total Liabilities and Shareholders' Equity	$490,551	$396,169

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Revenues:
Oil and natural gas sales, net	$87,471	$48,014	$241,897	$126,222
Contract services - related parties	600	600	1,800	1,800
Total Revenues	88,071	48,614	243,697	128,022
Costs and Expenses:
Lease operating expenses	8,813	5,686	23,705	17,407
Production and ad valorem taxes	5,826	2,575	14,854	7,347
Exploration costs	20	884	1,540	9,142
Depletion, depreciation, amortization and accretion	8,346	6,692	22,167	20,025
General and administrative:
Administrative costs	5,154	4,790	13,567	11,516
Unit-based compensation expense	—	—	—	276
Share-based compensation expense	704	751	2,274	6,101
Cost of contract services - related parties	89	147	263	329
Transaction costs	—	198	2,638	2,683
Total Costs and Expenses	28,952	21,723	81,008	74,826
Income From Operations	59,119	26,891	162,689	53,196
Other Income (Expense):
Interest expense, net	(585)	(963)	(1,960)	(3,299)
Gain (loss) on derivatives	17,600	(14,987)	(44,395)	(75,286)
Total Other Income (Expense)	17,015	(15,950)	(46,355)	(78,585)
Net Income (Loss) from Continuing Operations Before Income Taxes	76,134	10,941	116,334	(25,389)
Income tax benefit (expense)	(16,317)	3,937	(25,130)	(13,539)
Net Income (Loss) from Continuing Operations	59,817	14,878	91,204	(38,928)
Discontinued Operations:
Gain (loss) from discontinued operations	—	775	—	(18,738)
Income tax benefit (expense) on discontinued operations	—	1	—	(59)
Gain (Loss) on Discontinued Operations	—	776	—	(18,797)
Net Income (Loss)	59,817	15,654	91,204	(57,725)
Dividends on preferred units	—	—	—	(574)
Net Income (Loss) Attributable to Common Shareholders/Unitholders	$59,817	$15,654	$91,204	$(58,299)

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Cash Flows from Operating Activities:
Net income (loss)	$59,817	$15,654	$91,204	$(57,725)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss from discontinued operations	—	(776)	—	18,797
Oil and gas lease expirations	—	732	1,465	8,923
Depletion, depreciation, amortization and accretion	8,346	6,692	22,167	20,025
(Gain) loss on derivatives	(17,600)	14,987	44,395	75,286
Settlements on derivative contracts	(17,040)	(11,171)	(61,198)	(21,477)
Amortization of deferred financing costs	175	170	548	498
Unit-based compensation expense	—	—	—	276
Share-based compensation expense	795	751	2,684	6,101
Deferred income tax expense (benefit)	15,884	(4,223)	23,202	13,352
Changes in operating assets and liabilities	4,921	4,430	5,885	6,130
Net Cash Provided by Operating Activities - Continuing Operations	55,298	27,246	130,352	70,186
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(35,054)	(19,746)	(82,101)	(50,247)
Acquisitions of oil and natural gas properties	—	—	—	(445)
Additions to other property and equipment	(61)	(541)	(1,081)	(1,396)
Tengasco acquired cash	—	—	—	859
Net Cash Used in Investing Activities - Continuing Operations	(35,115)	(20,287)	(83,182)	(51,229)
Cash Flows from Financing Activities:
Deferred financing costs	(7)	(4)	(1,722)	(86)
Proceeds from revolving credit facility	—	—	4,000	3,500
Repayment under revolving credit facility	(13,000)	(37,500)	(21,000)	(41,000)
Payment of common share/unit dividends	(6,059)	(5,452)	(18,257)	(14,568)
Proceeds from issuance of common stock	—	50,000	—	50,000
Public offering costs	—	(3,316)	—	(3,316)
Payment of preferred unit dividends	—	—	—	(1,491)
Common stock repurchased for tax withholding	(9)	(514)	(600)	(514)
Purchase of common units under long-term incentive plan	—	—	—	(191)
Net Cash Provided by (Used in) Financing Activities - Continuing Operations	(19,075)	3,214	(37,579)	(7,666)
Net Increase in Cash and Cash Equivalents from Continuing Operations	1,108	10,173	9,591	11,291
Cash Flows from Discontinued Operations:
Operating activities	—	—	—	7
Investing activities	—	—	—	3,892
Net Increase in Cash and Cash Equivalents from Discontinued Operations	—	—	—	3,899
Net Increase in Cash and Cash Equivalents	1,108	10,173	9,591	15,190
Cash and Cash Equivalents, Beginning of Period	16,800	6,894	8,317	1,877
Cash and Cash Equivalents, End of Period	$17,908	$17,067	$17,908	$17,067

OIL, NATURAL GAS AND NGL RESERVES
The Company prepared estimates of reserves using an average price equal to the unweighted arithmetic average of the first day of each month within the 12-month period ended September 30, 2022 of $92.16 per Bbl for oil and $6.13 per Mcf for gas in accordance with SEC guidelines. The Company also prepared estimates of proved reserves as of September 30, 2022 using NYMEX pricing. Netherland, Sewell & Associates, Inc. (“NSAI”) is the Company’s third-party reservoir engineer, which prepares estimates of the Company's proved reserves annually as of its year-end, in accordance with the rules and regulations of the SEC. NSAI has not reviewed our proved reserves at September 30, 2022 using SEC or NYMEX pricing. A summary of these internal estimates as of September 30, 2022 is presented below.

	SEC Pricing		NYMEX Pricing(2)
Reserves as of September 30, 2022	Proved Developed Reserves	Total Proved Reserves	Proved Developed Reserves	Total Proved Reserves
Oil (MBbls)	30,479	51,417	29,892	50,378
Natural gas (MMcf)	66,127	96,584	65,018	94,713
Natural gas liquids (MBbls)	10,994	16,599	10,815	16,281
Total (MBoe)	52,494	84,113	51,543	82,444
PV-10(1) (in thousands)	$1,120,244	$1,571,033	$711,402	$874,147
___________________
(1)See non-GAAP measures section for definition and reconciliation.
(2)See table below for the NYMEX pricing used to prepare internal reserve estimates.

	Oil	Natural Gas
	($ per Bbl)	($ per Mcf)
October 2022-December 2022	$78.35	$6.87
Calendar year 2023	$72.13	$5.44
Calendar year 2024	$66.63	$4.74
Calendar year 2025	$63.25	$4.58
Calendar year 2026	$60.72	$4.45
After 2026	$59.76	$4.87

OIL, NATURAL GAS AND NGL RESERVES, Continued
Estimates of reserves were prepared using an average price equal to the unweighted arithmetic average of the first day of each month within the 12-month period ended December 31, 2021 of $66.55 per Bbl for oil and $3.60 per Mcf for gas in accordance with SEC guidelines. Additionally, the Company prepared estimates of proved reserves as of December 31, 2021 using NYMEX pricing. The table below presents a summary of our proved reserves as of December 31, 2021.

	SEC Pricing		NYMEX Pricing(2)
Reserves as of December 31, 2021	Proved Developed Reserves	Total Proved Reserves	Proved Developed Reserves	Total Proved Reserves
Oil (MBbls)	27,096	47,021	26,964	46,848
Natural gas (MMcf)	47,974	77,486	47,728	77,185
Natural gas liquids (MBbls)	7,949	13,471	7,910	13,423
Total (MBoe)	43,041	73,406	42,829	73,135
PV-10(1) (in thousands)	$616,231	$879,143	$589,287	$808,676
___________________
(1)Non-GAAP financial measure, which is defined and reconciled below.
(2)See table below for the NYMEX pricing used to prepare internal reserve estimates.

	Oil	Natural Gas
	($ per Bbl)	($ per Mcf)
Calendar year 2022	$72.23	$3.69
Calendar year 2023	$66.39	$3.36
Calendar year 2024	$62.66	$3.13
Calendar year 2025	$60.12	$3.07
After 2025	$59.19	$3.33

Reserve estimates above do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties, all of which are located within the continental United States. NYMEX pricing does not comport with the reporting requirements of the SEC and should not be used as a substitute for or compared with estimates of proved reserves using SEC pricing.

DERIVATIVE CONTRACTS
The following table summarizes the open financial derivatives as of November 8, 2022, related to oil and natural gas production. Derivative positions in the table for calendar Q3 2022 are as of September 30, 2022(1).

		Weighted Average Price
Calendar Quarter	Notional Volume	Fixed	Put	Call
		($ per unit)
Oil Swaps (Bbl)
Q4 2022	270,000	$56.03	$—	$—
Q1 2023	225,000	$53.65	$—	$—
Q2 2023	195,000	$53.89	$—	$—
Q3 2023	150,000	$52.58	$—	$—
Q4 2023	150,000	$52.58	$—	$—

Natural Gas Swaps (Mcf)
Q4 2022	540,000	$3.26	$—	$—

Oil Collars (Bbl)
Q4 2022	90,000	$—	$35.00	$42.63
Q1 2023	30,000	$—	$60.00	$109.60
Q2 2023	30,000	$—	$60.00	$109.60
Q1 2024	3,000	$—	$50.00	$88.00

Oil Basis (Bbl)
Q4 2022	240,000	$0.41	$—	$—
___________________
(1)Q4 2022 derivative positions shown include October 2022 contracts, some of which have settled as of November 8, 2022.

NON-GAAP MEASURES
The Company presents certain non-GAAP financial measures to supplement its financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The non-GAAP financial measures include Adjusted Net Income, Adjusted EBITDAX, Cash G&A, Cash Costs and Cash Margin per Boe, Free Cash Flow and PV-10. A reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure is presented below.
We believe that these non-GAAP measures presented, in conjunction with our financial and operating results prepared in accordance with GAAP, provide a more complete understanding of the Company’s performance. We use these non-GAAP measures to compare our financial and operating performance with that of other companies in the oil and natural gas industry as well as our financial and operating performance for current and historical periods. These non-GAAP measures should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss), operating income (loss), total costs and expenses, general and administrative expenses, net cash provided by operating activities or standardized measure of discounted future net cash flows or any other GAAP measure of financial position or results of operations.
As not all companies use the same calculation, our non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

Adjusted Net Income: We define Adjusted Net Income as net income (loss) plus (gain) loss on discontinued operations, non-cash (gain) loss on derivatives, transaction costs and other, income tax expense related to our change in tax status and the changes in estimated income tax as a result of these adjustments. We believe that Adjusted Net Income is a widely followed measure of operating performance and is one of many metrics used by investors as well as our management team. For example, Adjusted Net Income can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis. The following table provides a reconciliation of Net Income (Loss) to Adjusted Net Income for the periods indicated:

	Three Months Ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(Unaudited, In thousands)
Net Income (Loss)	$59,817	$38,555	$15,654	$91,204	$(57,725)
(Gain) loss on discontinued operations	—	—	(776)	—	18,797
Non-cash (gain) loss on derivatives	(34,640)	(13,420)	3,816	(16,803)	53,809
Transaction costs and other	—	—	458	2,638	2,943
Income tax expense from change in tax status	—	—	—	—	13,631
Tax effect of adjustments(1)	7,448	2,885	(755)	3,044	646
Adjusted Net Income	$32,625	$28,020	$18,397	$80,083	$32,101
___________________
(1)Computed by applying a combined federal and state statutory rate of 21.5% effective as of September 30, 2022, June 30, 2022, and September 30, 2021, respectively. The Company was a flow-through entity for federal and state income tax purposes for the periods through February 26, 2021.

Adjusted EBITDAX: We define Adjusted EBITDAX as net income (loss) adjusted for (gain) loss on discontinued operations, exploration costs, depletion, depreciation, amortization and accretion, equity-based compensation expense, interest expense, non-cash (gain) loss on derivatives, income taxes and transaction costs and other. We believe Adjusted EBITDAX is useful to investors because it provides an effective way to evaluate our operating performance and compare the results of our operations from period to period as well as to other companies in the oil and natural gas industry without regard to our financing methods or capital structure. The following table provides a reconciliation from the GAAP measure of Net Income (Loss) to Adjusted EBITDAX.

	Three Months Ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(Unaudited, In thousands)
Net Income (Loss)	$59,817	$38,555	$15,654	$91,204	$(57,725)
(Gain) loss on discontinued operations	—	—	(776)	—	18,797
Exploration costs	20	22	884	1,540	9,142
Depletion, depreciation, amortization and accretion	8,346	7,188	6,692	22,167	20,025
Unit-based compensation expense	—	—	—	—	276
Share-based compensation expense	795	828	751	2,684	6,101
Interest expense, net	585	697	963	1,960	3,299
Non-cash (gain) loss on derivatives	(34,640)	(13,420)	3,816	(16,803)	53,809
Income tax expense (benefit)	16,317	10,927	(3,937)	25,130	13,539
Transaction costs and other	—	—	458	2,638	2,943
Adjusted EBITDAX	$51,240	$44,797	$24,505	$130,520	$70,206

Cash G&A: Cash G&A is defined as general and administrative expense, excluding equity-based compensation, plus cost of contract services–related parties less contract services–related parties revenue. We believe Cash G&A is used by analysts and others in valuation, comparison and investment recommendations of companies in our industry to allow for analysis of Cash G&A spend without regard to equity-based compensation programs or amounts related to contract services. Administrative costs exclude equity-based compensation as those expenses are presented separately as components of general and administrative expense on our condensed consolidated statement of operations. The following table provides a calculation of Cash G&A for the periods indicated:

	Three Months Ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(Unaudited, In thousands)
Administrative costs	$5,154	$4,399	$4,790	$13,567	$11,516
Plus: Costs of contract services - related parties	89	89	147	263	329
Less: Contract services revenues - related parties	(600)	(600)	(600)	(1,800)	(1,800)
Total Cash G&A	$4,643	$3,888	$4,337	$12,030	$10,045

Cash Costs and Cash Margin per Boe: Cash Costs is a non-GAAP financial measure that we use as an indicator of our total cash-based cost of production and operations. We define Cash Costs as lease operating expenses plus production and ad valorem taxes, Cash G&A(1), and interest expense. Management believes that Cash Costs is an important financial measure for use in evaluating the Company’s operating and financial performance and for comparison to other companies in the oil and natural gas industry. We also believe this is a useful measure for investors in evaluating our results against other oil and natural gas companies. Cash Costs should be considered in addition to, rather than as a substitute for, Total Costs and Expenses on our condensed consolidated statement of operations. The following table provides a calculation of Cash Costs and Cash Margin for the periods indicated:

	Three Months Ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(Unaudited, In thousands, except per Boe amounts)
Cash Costs:
Lease operating expenses	$8,813	$8,062	$5,686	$23,705	$17,407
Production and ad valorem taxes	5,826	5,526	2,575	14,854	7,347
Cash G&A(1)	4,643	3,888	4,337	12,030	10,045
Interest expense, net	585	697	963	1,960	3,299
Total Cash Costs	$19,867	$18,173	$13,561	$52,549	$38,098

Total Production (MBoe)	1,170	926	882	2,977	2,456

Cash Margin ($ per Boe):
Total average realized price ($ per Boe)	$74.76	$94.80	$54.46	$81.26	$51.39
Less:
Lease operating expenses	7.53	8.71	6.45	7.96	7.09
Production and ad valorem taxes	4.98	5.97	2.92	4.99	2.99
Cash G&A(1)	3.97	4.20	4.92	4.04	4.09
Interest expense, net	0.50	0.75	1.09	0.66	1.34
Total Cash Costs per Boe	16.98	19.63	15.38	17.65	15.51
Cash Margin per Boe	$57.78	$75.17	$39.08	$63.61	$35.88

Settlements on derivatives ($ per Boe)	(14.56)	(27.83)	(12.67)	(20.57)	(8.74)
Cash Margin per Boe, including derivative settlements	$43.22	$47.34	$26.41	$43.04	$27.14
______________________
(1)A non-GAAP financial measure which is reconciled above.

Free Cash Flow: Free Cash Flow is a measure that we use as an indicator of our ability to fund our development activities and generate excess cash for other corporate purposes. We define Free Cash Flow as Net Cash Provided by Operating Activities before changes in working capital and reduced by capital expenditures before acquisitions. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. The following table provides a reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the periods indicated:

	Three Months Ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(Unaudited, In thousands)
Net Cash Provided by Operating Activities	$55,298	$44,159	$27,246	$130,352	$70,186
Exclude changes in working capital	(4,921)	(614)	(4,430)	(5,885)	(6,130)
Additions to oil and natural gas properties	(35,054)	(36,876)	(19,746)	(82,101)	(50,247)
Additions to other property and equipment	(61)	(92)	(541)	(1,081)	(1,396)
Free Cash Flow	$15,262	$6,577	$2,529	$41,285	$12,413

PV-10: PV-10 is derived from the standardized measure of discounted future net cash flows ("Standardized Measure"), which is the most directly comparable financial measure under GAAP. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at an annual rate of 10%, determined in accordance with GAAP. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. We believe that securities analysts and rating agencies use PV-10 in similar ways. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our estimated reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 and the Standardized Measure do not purport to present the fair value of our estimated oil and natural gas reserves.

The following table provides a reconciliation of the Standardized Measure to PV-10 of the Company's estimated total proved reserves as of September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
	(Unaudited, In thousands)
Standardized measures of discounted future net cash flows	$1,241,720	$703,469
Future income taxes, discounted at 10%	329,313	175,674
Present value of estimated future net revenues (PV-10)	$1,571,033	$879,143
Adjustment using NYMEX pricing (1)	(696,886)	(70,467)
PV-10 adjusted for pricing	$874,147	$808,676
______________________
(1)Adjustment to reflect the difference between SEC pricing used to calculate Standardized Measure and PV-10 at NYMEX pricing.